Exhibit 21

Santo Mining Corp

List of Subsidiaries

Subsidiary	State or Jurisdiction of Incorporation	Percentage Owned
Cathay International, LLC	Florida	100%
Santo Blockchain Labs Corporation	Wyoming	100%
Santo Blockchain Labs of Colombia S.A.S.	Columbia	100%